As filed with the Securities and Exchange Commission on June 30, 2020	Registration No. 333-225748

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

OTTAWA BANCORP, INC.

(exact name of registrant as specified in its charter)

Maryland	81-2959182
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

925 LaSalle Street

Ottawa, Illinois 61350

(815) 433-2525

(Address, including zip code, and telephone number,

including area code, of registrant's principal executive offices)

Ottawa Bancorp, Inc. 2018 Equity Incentive Plan

(Full Title of the Plan)

Copies to:
Craig M. Hepner President and Chief Executive Officer Ottawa Bancorp, Inc. 925 LaSalle Street Ottawa, Illinois 61350 (815) 433-2525	Edward G. Olifer, Esq. Stephen F. Donahoe, Esq. Kilpatrick Townsend & Stockton LLP 607 14th Street NW Washington, DC 20005 (202) 508-5800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate If check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following registration statement (“Registration Statement”) filed with the Securities and Exchange Commission on June 20, 2018 by Ottawa Bancorp, Inc., a Maryland corporation (the “Registrant”).

Registration Statement on Form S-8, File No. 333-225748, registering 333,753 shares of Ottawa Bancorp, Inc. common stock, par value $0.01 per share, for issuance under the Ottawa Bancorp, Inc. 2018 Equity Incentive Plan.

The Registrant intends to terminate and suspend all reporting obligations with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Registrant hereby amends the Registration Statement by deregistering all shares that remain unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ottawa, State of Illinois on June 30, 2020.

OTTAWA BANCORP, INC.

By:	/s/ Craig M. Hepner
Craig M. Hepner President and Chief Executive Officer (principal executive officer)

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act.